tZERO
**30 Montgomery St, Suite 330,
Jersey City, NJ 07302**

October 27, 2023

Spirits Capital Corporation
100 Bayview Circle, Suite 4100
Newport Beach, CA 92660

Re: AMENDMENT NO. 2 TO MASTER SERVICES TERMS AND CONDITIONS

To Whom it May Concern:

Reference is hereby made to that certain Master Terms and Services Agreement (as amended by Amendment No. 1 on August 25, 2023, the "**Agreement**"), dated as of August 11, 2023, among Spirits Capital Corporation ("**SCC**") and tZERO (as defined therein).

Each of tZERO Securities, LLC (f/k/a tZERO ATS, LLC), which now carries on the business responsibilities of tZERO Markets, LLC, and SCC agrees to amend the terms of the Agreement as follows:

- Clause (b) of Section 15.1 of the Agreement is hereby deleted.
- The second sentence of Section 6.2 of Exhibit A of the Agreement is hereby amended and restated as follows: "Payment of the Offering Fee for each Offering will be due and payable on or before completion of each Offering but not prior to the commencement of sales of the Offering."
- Section 12 of Exhibit A of the Agreement is amended and restated in its entirety as follows: "12. DUE DILIGENCE. In the event that tZERO is unable to complete "due diligence" either (1) because of lack of cooperation on the part of Client (for instance, but not limited to, Client not providing tZERO with information or documents requested by tZERO) or (2) because tZERO uncovers "red flags" about Client that cause tZERO to be not satisfied that tZERO can in good faith act as broker-of-record for the Offering, tZERO may terminate this Agreement without further obligation on the part of tZERO to proceed with this Offering."

Notwithstanding anything to the contrary in the Agreement, tZERO and SCC agree that, in connection with SCC's Regulation A offering of up to 20,000,0000 shares of common stock (the "**Offering**") tZERO shall only receive the following compensation: (i) a one-time consulting Fee of $20,000 and a due diligence Fee of $5,000, (ii) 2% of the gross proceeds received by Client from investors, (iii) $1,000 fees for escrow agent services and (iv) reasonable and documented expense reimbursements not to exceed $15,000. Furthermore, each of tZERO and SCC agree that no other broker-dealer will have a role in the Offering going forward.

Section 31 (Governing Law and Venue) of the Agreement is incorporated herein by this reference as if set out fully herein and shall apply in all respects to this letter agreement, mutatis mutandis. Forth the avoidance of doubt, this Amendment is governed by and subject to the terms of the Agreement, as amended hereby.

Please acknowledge your agreement with the terms of this letter by signing where indicated below and returning a copy to tZERO.

tZERO Securities, LLC

By: Alex Vlastakis
Name: Alex Vlastakis
Title: President

VS tZERO Securities Legal 10/27/2023

AGREED TO AND ACKNOWLEDGED:

Spirits Capital Corporation

By: Todd Sanders
Name: Todd Sanders
Title: Chief Executive Officer